FOR IMMEDIATE RELEASE

CONTACT: Chris D. Sammons

Vice President, Investor Relations &

Corporate Communications

Tel. 225.932.2546

SHAW REFINES CORPORATE STRUCTURE TO FULLY LEVERAGE ITS UNIQUE VERTICALLY-INTEGRATED
CAPABILITIES

Baton Rouge, Louisiana, September 26, 2006 – The Shaw Group Inc. (NYSE: SGR), today announced that the company has realigned its corporate structure to position the company to more fully leverage its growing leadership position and its distinctive, vertically-integrated capabilities, technology and ingenuity. The new structure will enhance Shaw’s current resources and position the company to achieve excellence in execution and continue to capitalize on its entrepreneurial culture for the benefit of its clients, employees and shareholders.

The company will now be organized into four operating groups:

•	Energy and Chemicals Group – Led by Abe Fatemizadeh, this operating unit will oversee the Company’s expanding book of work in the process industry and will continue to develop Shaw’s portfolio of state-of-the-art technologies. Shaw E&C will also focus on new areas of interest for the Company including alternative energy-related business opportunities.

•	Power Group – Richard F. Gill, Executive Vice President and Chairman of Shaw’s Executive Committee, will lead this operating unit on an interim basis. This group will oversee Shaw’s premier capabilities in the Nuclear and Fossil Fuel power generating markets, as well as leverage the company’s leadership position in the expanding clean air emissions industry. Shaw’s Maintenance group will now be aligned within this operating unit under the continued leadership of Ron McCall.

•	Environmental and Infrastructure Group – Ron Oakley will continue to manage this significant group and will focus on maximizing Shaw’s leading position in the Federal markets, including the Department of Defense, Department of Energy, and Homeland Security, as well as government and commercial emergency response, infrastructure and environmental projects.

•	Pipe Fabrication and Manufacturing Group – David L. Chapman, Sr. will continue to lead Shaw’s Fabrication and Manufacturing group. The world leader in the piping industry, Shaw Fabrication and Manufacturing will focus on expanding the company’s current capabilities to meet the dramatically growing global demand for premier piping products.

These Group Presidents will report directly to J.M. Bernhard, Jr., Chairman and Chief Executive Officer of The Shaw Group. They will oversee Shaw’s strategic initiative to maximize its broad portfolio of resources and capabilities and develop synergies that will best position the company to enhance relationships with existing clients and other industry participants, and target global opportunities in current and developing markets.

The company also announced that Tim Barfield, President of Shaw, will no longer serve as Chief Operations Officer as operational responsibilities will now flow to the Group Presidents. This will allow Mr. Barfield to more fully focus on Shaw’s corporate development and strategy, specifically the growth of the company through mergers and acquisitions, project development, and other strategic transactions; including increasing Shaw’s scope in targeted projects to comprise development, ownership and operation.

Mr. Bernhard said, “As we approach the 20th Anniversary of the founding of Shaw, I am amazed at our success and the tremendous foundation we have built for the future. I believe Shaw is uniquely positioned to capitalize on unprecedented opportunities in each of our core markets and is primed for additional impressive growth. This refined structure will further our objective of being the world’s leading solutions-based company that develops, designs, builds, maintains and operates programs and facilities for our clients. Ultimately, I feel confident that these measures will result in Shaw being a more rewarding place for our employees to work and a stronger investment for our shareholders.”

About The Shaw Group

The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, technology, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with over $4 billion in annual revenues, Shaw employs approximately 22,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s website at www.shawgrp.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s web-site under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com

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